SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT


      This Second Amendment to Stock Purchase Agreement ("Amendment") is dated as of June 22, 1999, and is between Ajay Sports, Inc., a Delaware corporation ("Ajay"), and Robert Sage and The Jack London Revocable Living Trust (the "Trust") (collectively referred to as "Selling Shareholders") and Pro Golf of America, Inc. a Michigan corporation ("PGA").

      Whereas, the parties have executed a Stock Purchase Agreement dated April 8, 1999 as amended by a First Amendment to Stock Purchase Agreement (the "Agreement");

      Whereas, the parties desire to amend certain provisions of the Agreement.

      Now, therefore, in consideration of the premises and the representations, warranties, covenants, and agreements herein contained and intending to be legally bound hereby, Ajay, PGA and Selling Shareholders agree as follows:

1. The last sentence of Section 1.3 of the Agreement is deleted and replaced with the following:

            The closing date in Effective Time shall not be later than Wednesday, June 23, 1999 (the "Closing Date").

2. Each party represents to the other parties that he or it has consulted with his or its legal counsel to the extent he or it deemed necessary or advisable and that he or it understands the terms and provisions of this Amendment, agrees that such terms and provisions are fair and reasonable as negotiated and has voluntarily entered into, signed and delivered this Amendment to the other parties. The Selling Shareholders acknowledge that Alan R. Miller and Alan R. Miller, P.C. has solely represented PGA and PGD in connection with the negotiation and consummation of the transaction contemplated by this Amendment.

3. This Amendment and any subsequent amendments may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Amendment and any subsequent amendments may be signed and delivered by facsimile transmission, which delivery shall have the same binding effect as delivery of the document containing the original signature. At the request of any party, any document delivered by facsimile signature shall be followed by or re-executed by all parties in an original form; provided, that, the failure of any party to do so will not invalidate the signature delivered by facsimile transmission.

4. Except as specifically amended by the Amendment, the Agreement shall remain in full force and effect.

      In Witness Whereof, each of the parties has caused this Amendment to be duly executed on its or his behalf as of the day and year first above written.


                                                Ajay Sports, Inc.

                                                /s/ Thomas W. Itin
                                                ---------------------------
                                                Thomas W. Itin, President

                                                Pro Golf of America, Inc.

                                                /s/ Robert Sage
                                                ---------------------------
                                                Robert Sage, President

                                                SELLING SHAREHOLDERS:

                                                /s/ Robert Sage
                                                ---------------------------
                                                Robert Sage

                                                The  Jack   London   Revocable
                                                Living Trust

                                                By: /s/ Jack London
                                                ----------------------------
                                                     Jack London, Trustee